Exhibit 10.11

INTRODUCING BROKER AGREEMENT

INTRODUCING BROKER AGREEMENT dated as of January 24, 2024 (the “Agreement”) between Manpower Corporation Limited, a company incorporated under the laws of Hong Kong (Company number 31629293), with its address at 18/F, First Group Centre, 23 Wang Chiu Road, Kowloon Bay, Hong Kong (the “Client”) and StormHarbour Securities (Hong Kong) Limited, a company incorporated under the laws of Hong Kong, with its registered address at Suite 3210, 32/F., Champion Tower, 3 Garden Road, Central, Hong Kong (CE: AUK151) (the “Broker”). The Client and the Broker are each referred to as a “Party” hereunder and together as the “Parties”.

WHEREAS, the Client desires to be introduced to one or more counterparties (together with any affiliate thereof, the “Introduced Lenders”) with a view of entering into (or arranging for an affiliated entity or other person to enter into, such person a “Client Affiliated Person”) one or more transaction(s) as described, or of similar type or effect as the transaction(s) described, in Schedule A (each such transaction, including without limitation any part or tranche thereof, a “Transaction”) with one of more such Introduced Lenders; and

WHEREAS, the Broker desires to introduce the Introduced Lenders to the Client for the purpose of the Client and/or a Client Affiliated Person entering into Transaction(s) with such Introduced Lenders.

NOW, THEREFORE, the Parties agree as follows:

1.	Services and Status of the Parties

1.1.	During the Term (as defined below), the Broker shall make reasonable efforts to introduce the Client to Introduced Lenders (the “Services”). The Broker may provide such other services requested by the Client and agreed by the Broker that are ancillary to such introductions from time to time. The “Term” shall be from the date of this Agreement through the date of termination in accordance with Clause 8 hereof.

1.2.	Each Transaction effected by the Client, or a Client Affiliated Person, with an Introduced Lender shall be subject to any applicable terms of business and/or other agreements between the parties to such Transaction and the Client shall be under no obligation to enter into any Transaction.

1.3.	The Client hereby acknowledges that the Broker shall act solely as an introducing broker and not in any other capacity, including but not limited to that of a financial advisor, distributor, or placement agent. The Broker is not acting as an agent or fiduciary of either the Client or any Client Affiliated Person. It is expressly agreed that this Agreement does not establish a partnership, joint venture, or any other form of legal association, nor shall it impose any liability upon one Party for the act or failure to act on the part of the other Party. Furthermore, neither Party shall have the express or implied right, power, or authority to create any duty or obligation on behalf of the other Party pursuant to this Agreement.

1.4.	Nothing in this Agreement shall prevent the Broker from rendering services similar to those provided for in this Agreement to other persons, firms, or companies or from carrying on any business similar to or in competition with the business of any of the Parties.

2.	Remuneration

2.1.	On the Closing (defined below) date of a Transaction (and each and any tranche thereof) between the Client, or a Client Affiliated Person, and an Introduced Lender, the Client shall pay in cash to the Broker commission amounts (the “Commission”) in accordance with Schedule B. “Closing” means the financial closing of a Transaction.

2.2.	The Client hereby acknowledges that the primary service provided by the Broker under this Agreement is the introduction of Introduced Lenders. As consideration for such Service, the Client agrees that for a period of 18 (eighteen) months following the termination of this Agreement, any financing or similar transaction (including subsequent transactions) entered into by the Client or any Client Affiliated Person with an Introduced Lender shall be considered a Transaction under this Agreement. The Client shall be obligated to pay the Broker a Commission, as set forth in Schedule B, in connection with any such Transaction. It is clarified that the Commission described in this Section 2 shall be payable to the Broker regardless of whether the Broker participates in any subsequent projects or transactions, as the Broker’s Services are deemed to have been fully rendered upon the introduction of the Introduced Lender to the Client, unless otherwise agreed upon in writing.

2.3.	The Commission shall be paid, in HKD to the Broker’s bank account as notified to the Client, on the earlier of (a) the Closing date or (b) receipt by the Client of an invoice from the Broker for the Services the amount of such invoice shall be notified by the Broker to the Client in advance of the submission of an invoice.

2.4.	The Client shall reimburse the Broker for all reasonable out-of-pocket expenses incurred by the Broker or a Broker Affiliated Person (defined below) in carrying out the Services (the “Out-of-pocket Expenses”). The amount of the out-of-pocket expenses of the Broker shall be communicated to and agreed by Client before such expenses take place. The Out-of-pocket Expenses shall be paid within 30 days upon receipt by the Client of an invoice and is not contingent on whether the Transaction Closes.

2.5.	Except for taxes on the Broker’s net income, the Client is responsible for the payment of all taxes, fees, charges, surcharges, or withholdings, of any kind, imposed by any jurisdiction, whether in Hong Kong or elsewhere, or by any foreign taxing or government authority, based on the provision, sale, or use of the Services (hereafter referred to as “Taxes”). All fees for Services are exclusive of applicable Taxes. If the Client is required by law to make any deduction or withholding from any payment due to the Broker under this Agreement, then the gross amount payable by the Client to the Broker shall be increased to ensure that, after any such deduction or withholding for Taxes, the net amount received by the Broker is not less than the amount the Broker would have received if no such deduction or withholding were required.

2.6.	All payments required to be made by the Client under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

2.7.	The Broker reserves the right to withhold funds that are paid by the Introduced Lenders to the Client or Client Affiliated Person in satisfaction of the Commissions applicable and Out-of-pocket Expenses herein.

2.8.	The Client irrevocably agrees not to circumvent, avoid, bypass or obviate the Broker to avoid payment of the Commission.

3.	Representations and Warranties

3.1.	Each Party represents, warrants and undertakes to the other Party that:

3.1.1.	it has and will have the power and capacity to enter into, perform and deliver, and has taken and will continue to take all necessary corporate and other action to authorise its entry into, performance and execution of, this Agreement and the arrangements contemplated hereunder;

3.1.2.	it is and will remain at all times duly established and validly existing and the entry into and performance by of this Agreement and the arrangements contemplated hereunder do not and will not conflict with or breach any Applicable Laws (defined herein), its constitutional documents or any agreement or instrument binding upon it;

3.1.3.	in connection with the Transaction, it has complied and will comply with all applicable laws, regulations, rules, orders, judgments, or other binding requirements of all governmental, judicial, authorised exchange or other market or any other authorised body with jurisdiction over the Services and the Parties including without limitation any applicable anti-bribery, anti-money laundering and market abuse requirements (the “Applicable Laws”); and

3.1.4.	it will notify the other Party in the event of any material change to information provided herein, including but not limited to the full name and address.

3.2.	The Client represents, warrants and undertakes to the Broker and its affiliates, and its and their partners, limited liability company members, directors, officers, employees and agents (collectively, the “Broker Affiliated Persons”) that all information that it provides to the Broker and the Broker Affiliated Persons to provide to an Introduced Lender in connection with the Transaction are materially accurate and complete.

3.3.	The Broker further undertakes to notify the Client in the event of any material change to the relevant provisions of this Agreement, particularly in regards to provisions regarding the nature of services to be provided to or available to the Client.

4.	Non-circumvention

4.1	The Client hereby agrees, on behalf of itself, its affiliates, partners, officers, employees, agents, associates, and any related parties, that it shall not engage in any form of direct or indirect solicitation or acceptance of business, or enter into any business transaction with lenders, investors, offerors, or other entities whose names have been provided by the Broker, unless explicit written permission has been obtained from the Broker. Furthermore, the Client agrees not to utilize any third parties to circumvent the obligations outlined in clause 4.1 of this Agreement.

4.2	In the event of any breach of clause 4.1, the Client shall indemnify the Broker an amount equal to a Commission calculated in accordance with Schedule B plus all the expenses including but not limited to legal fees incurred to recover the lost revenue.

5.	Compliance with Applicable Laws and Regulations

5.1	All Services carried out under this Agreement are subject to Applicable Laws.

5.2	In the event of any conflict between this Agreement and any Applicable Laws, this Agreement shall be modified or superseded to the extent necessary to eliminate such conflict, but shall in all other respects continue in full force and effect.

5.3	Each Party is entitled, and is hereby authorized, to take any action or refrain from taking any action (including the disclosure of any information relating to the other Party or to its transactions) for the purpose of complying with any Applicable Laws. Neither Party nor an affiliate nor any of their respective officers, directors or employees shall be liable as a result of taking or refraining from taking any action in good faith in the circumstances contemplated by this clause 5.3.

5.4	In order to comply with the Applicable Laws, the Client may be asked by the Broker, prior to this engagement and on an ongoing basis, to verify their identity and, where appropriate, their beneficial owners, as well as provide certain “Know-Your-Client” information. The Broker will contact the Client initially and from time to time, where required to do so, to request this information and the Client undertakes to cooperate to such requests.

5.5	The Client acknowledges that the confidential information provided by the Broker may include person data (“Personal Data”) which may be subject to personal data protection rules and regulation (“DP Laws”). To the extent the Client receives Personal Data hereunder, the Client agrees to comply with the DP Laws applicable to it when handling Personal Data.

6.	Confidentiality

6.1	Each Party agrees to maintain the confidentiality of all information (that is marked or identified as confidential) in whatever form which the receiving Party or any of its Relevant Persons (defined herein) receives from the providing Party or any of its affiliates or any of its or their partners, limited liability company members, directors, officers, employees, professional advisors, auditors, consultants and agents (the “Relevant Persons”) relating to or in connection with any Transaction (the “Confidential Information”).

The foregoing shall not apply to information that: (i) is or becomes publicly available other than as a direct or indirect result of any breach of this Clause 6.1; (ii) is known by the receiving Party or the receiving Party’s Relevant Persons before the date the information is disclosed to the receiving Party by the providing Party, (iii) is lawfully obtained by the receiving Party or the receiving Party’s Relevant Persons from a source which, as far as the receiving Party is aware, has not obtained or disclosed the information in violation of any confidentiality obligation or (iv) is or has been independently developed by the receiving Party or the receiving Party’s Relevant Persons without using or referring to the Confidential Information.

6.2	Each Party agrees that any Confidential Information that it receives from the other will be used solely for the purpose of the Services and this Agreement; provided always that the receiving Party may use such Confidential Information to meet the legal, regulatory or internal control policy requirements of any of its compliance, legal, accounting or other control function and it may disclose such information if it is required to do so by any relevant law, regulation, competent court, governmental, supervisory, regulatory body, authority or stock exchange.

6.3	The Client further agrees that solely for the purpose of the Services and this Agreement, the Broker and its Relevant Persons may disclose such Confidential Information to the potential lenders (including to the extent necessary to their Relevant Persons and/or potential finance providers), provided that each such person (or such person’s employer) signs a confidentiality agreement with it with respect to the Confidential Information that is in substance similar to this Clause 6.3 or acknowledges in writing that such person will comply with the provisions of this Clause 6.3 as if such person were also a party to it.

7.	Liability and Indemnity; No Special Damages

7.1	The Client undertakes to indemnify and keep indemnified the Broker and the Broker Affiliated Persons against all losses, damages, claims, liabilities, costs and expenses (including all legal or other expenses incurred by the Broker) which any of them may suffer or incur as a result of, or arising out of:

7.1.1	any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by the Client to the Introduced Lender, or the omission or the alleged omission by the Client to state to the Introduced Lender a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made;

7.1.2	any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to the Introduced Lender, or the omission or the alleged omission by the Client to state in the documents furnished to the Introduced Lender a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Client for use in the documents furnished to the Introduced Lender;

7.1.3	any breach or alleged breach of any representation, warranty or covenant made by the Client in this Agreement; or

7.1.4	the Client’s bad faith, gross negligence or wilful misconduct in performing its obligations herein. The Client agrees to reimburse the Broker for any expense (including fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Broker of any obligation for which it is indemnified hereunder.

7.2	To the fullest extent permitted by applicable law, the Broker shall not be held liable for any losses or damages arising out of the provision of its Services, whether resulting from a breach of contract or other causes, except to the extent that such liability is attributable to the Broker’s willful misconduct or fraudulent behavior. In such cases, the Broker’s liability shall be limited to an amount equivalent to the fees received by the Broker for the portion of its services or work that gave rise to the liability. Furthermore, neither the Broker nor its affiliates, partners, limited liability company members, officers, directors, employees, or agents shall be held liable for any indirect, consequential, or special loss or damage, regardless of the manner in which such losses or damages arise. The Broker disclaims any liability to any party other than the Client in connection with the provision of its Services, unless otherwise agreed to in writing by the Broker.

8.	Termination

8.1	This Agreement may be terminated by either Party giving 30 days written notice to the other.

8.2	Except where the Client terminates this Agreement for a material breach, the Broker shall be entitled to receive Commission on any Transaction Closed with an Introduced Lender in accordance with Section 2.

8.3	Notwithstanding Clause 8.1, this Agreement may be terminated immediately if i) either Party has, committed actual fraud, wilful default or gross negligence or acted with bad faith; or ii) either Party appointing a receiver in respect of its creditors, or going into liquidation.

8.4	Section 2, 4, 6, 7, 8, 10 and 11 shall survive termination of this Agreement.

9.	General Provisions

9.1	The Client acknowledges and agrees that the Broker is part of a global financial services group and it may, to the extent it deems necessary or appropriate, perform the Services contemplated by this Agreement in conjunction with its Broker Affiliated Persons, who shall also be entitled to the benefits and subject to the terms of this Agreement.

9.2	Rights and remedies under this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or by any other agreement. The failure to exercise or delay in exercising any right under this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

9.3	This Agreement represents the entire agreement between the Parties with respect to the Services and the matters covered hereunder, shall supersede any and all prior agreements and understandings (whether written or verbal) and may be modified only in writing signed by both Parties.

9.4	In the event that any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.5	Any purported assignment or transfer of either Party’s rights and/or obligations under this Agreement (whether in whole or in part or by operation of law, by contract or otherwise) shall be deemed null and void unless such assignment or transfer is consented to in writing by each Party. Any agreed to assignment will not relieve the assigning Party of its obligations of confidentiality under this Agreement.

9.6	The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Parties.

9.7	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.8	Any notice given under this Agreement shall be sent as follows:

If to the Broker:

StormHarbour Securities (Hong Kong) Limited

Suite 3210, 32/F., Champion Tower

3 Garden Road, Central, Hong Kong

Attention: Water Cheung

Email:  water.cheung@stormharbour.com.hk

If to the Client:

Manpower Corporation Limited

18/F, First Group Centre, 23 Wang Chiu Road,

Kowloon Bay, Hong Kong

Attention: Yvonne Man

Email: finance.dept@firsthk.com

Any notice given hereunder by any Party to the other Party shall be given in writing and either (a) delivered personally or by courier or sent by certified mail, return receipt requested or (b) by electronic mail. Notices shall be deemed to have been given on the date when delivered, if delivered by personal delivery or sent by electronic mail, or if sent by courier, certified mail, return receipt requested, three (3) business days after being deposited in the mail.

Any complaints regarding the Services or any matter regarding the Broker, the Company may contact the Broker’s complaint officer at brian.leung@stormharbour.com.hk.

10.	Third Party Rights

A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this agreement.

11.	Governing Law; Jurisdiction

This Agreement is governed and construed in accordance with the laws of Hong Kong. Each of us irrevocably submits to the exclusive jurisdiction of the courts of Hong Kong over any claim or matter arising under or in connection with this Agreement. To the fullest extent permitted by law, each of the Parties hereto waives any defence of an inconvenient forum.

<<Signature page to follow>>

STORMHARBOUR SECURITIES		Manpower Corporation Limited
(HONG KONG) LIMITED

/s/ Water Cheung		/s/ Manpower Corporation Limited
By:	Water Cheung	By:
Title:	Senior Partner, CEO Asia Pacific	Title:

SCHEDULE A

TRANSACTIONS

In this Agreement, the “Transaction” means the loan facility of up to HK$260 million for the Client or any Client Affiliated Person.

SCHEDULE B

COMMISSION

In this Agreement, the “Commission” shall mean 2.5% calculated based on the total gross Proceeds raised for the Transaction.

“Proceeds” means any value (whether in cash, in-kind or otherwise and whether paid, due and payable, deferred, committed or contingent) received or to be received by the Client, its Affiliated Persons and any other person that is associated with the Client, or its Affiliated Persons (collectively, the “Client Group”), from the Transaction (or any Tranche thereof)